Exhibit 99.1

Jaguar Health Completes Transactions that Increase Stockholders’ Equity Above $5,000,000

Amount Exceeds Minimum Stockholders’ Equity Requirement for Initial Listing on The Nasdaq Capital Market

SAN FRANCISCO, CA / September 2, 2020 / Jaguar Health, Inc. (Nasdaq: JAGX) (“Jaguar” or the “Company”) announced today that the Company has completed transactions that it believes increase Jaguar stockholders’ equity as of September 2, 2020, to an amount above $5,000,000, which is the minimum stockholders’ equity requirement for initial listing on The Nasdaq Capital Market.

“We’re very pleased to have executed the two transactions this week that are described below,” said Lisa Conte, Jaguar’s president and CEO. “These transactions led to an increase of Jaguar stockholders’ equity above the $1,544,000 figure the Company reported on Form 10-Q for the quarterly period ended June 30, 2020.”

As previously disclosed, on August 17, 2020, Jaguar received a letter from the Listing Qualifications staff of The Nasdaq Stock Market LLC notifying the Company that it no longer complied with Nasdaq Listing Rule 5550(b)(1) due to the Company’s failure to maintain a minimum of $2,500,000 in stockholders’ equity (or meet the alternatives of market value of listed securities of $35 million or net income from continuing operations). The Company has (i) exchanged 5,524,926 shares (the “Original Shares”) of the Company’s Series A Convertible Participating Preferred Stock for 842,500 shares of the Company’s Series C Perpetual Preferred Stock and 842,500 shares of the Company’s Series D Perpetual Preferred Stock pursuant to an Exchange Agreement, dated September 1, 2020, by and between the Company and Iliad Research and Trading, L.P. and (ii)  issued 2,289,474 shares of the Company’s common stock to Sagard Capital Partners, L.P. pursuant to the Stock Plan Agreement for Payment of Consulting Services, dated September 1, 2020, by and among Jaguar, Sagard Capital Partners Management Corp, and Sagard Capital Partners, L.P., which transactions were consummated on September 1, 2020.  Based on these transactions and on available interim financial data, the Company believes the Company’s stockholders’ equity as of September 2, 2020 exceeds $5 million.

About Jaguar Health, Inc. and Napo Pharmaceuticals, Inc.

Jaguar Health, Inc. is a commercial stage pharmaceuticals company focused on developing novel, plant-based, non-opioid, and sustainably derived prescription medicines for people and animals with GI distress, specifically chronic, debilitating diarrhea. Our wholly owned subsidiary, Napo Pharmaceuticals, Inc., focuses on developing and commercializing proprietary plant-based human gastrointestinal pharmaceuticals from plants harvested responsibly from rainforest areas. Our Mytesi® (crofelemer) product is approved by the U.S. FDA for the symptomatic relief of noninfectious diarrhea in adults with HIV/AIDS on antiretroviral therapy and the only oral plant-based prescription medicine approved under FDA Botanical Guidance.

For more information about Jaguar, please visit https://jaguar.health. For more information about Napo, visit www.napopharma.com.

About Mytesi®

Mytesi (crofelemer) is an antidiarrheal indicated for the symptomatic relief of noninfectious diarrhea in adult patients with HIV/AIDS on antiretroviral therapy (ART). Mytesi is not indicated for the treatment of infectious diarrhea. Rule out infectious etiologies of diarrhea before starting Mytesi. If infectious etiologies are not considered, there is a risk that patients with infectious etiologies will not receive the appropriate therapy and their disease may worsen. In clinical studies, the most common adverse reactions occurring at a rate greater than placebo were upper respiratory tract infection (5.7%), bronchitis (3.9%), cough (3.5%), flatulence (3.1%), and increased bilirubin (3.1%).

See full Prescribing Information at Mytesi.com. Crofelemer, the active ingredient in Mytesi, is a botanical (plant-based) drug extracted and purified from the red bark sap of the medicinal Croton lechleri tree in the Amazon rainforest. Napo has established a sustainable harvesting program for crofelemer to ensure a high degree of quality and ecological integrity.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements.” These include statements related to Jaguar’s belief that the Company’s stockholders’ equity as of September 2, 2020 exceeds $5 million. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this release are only predictions. Jaguar has based these forward-looking statements largely on its current expectations and projections about future events. These forward-looking statements speak only as of the date of this release and are subject to several risks, uncertainties and assumptions, some of which cannot be predicted or quantified and some of which are beyond Jaguar’s control. Except as required by applicable law, Jaguar does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Source: Jaguar Health, Inc.

Contact:

Peter Hodge

Jaguar Health, Inc.

phodge@jaguar.health

Jaguar-JAGX

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